Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

November 2011 Performance Update

The Frontier Fund Supplement Dated November 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 3

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	November 30, 2011 MTD	November 30, 2011 YTD	NAV/Unit
Balanced Series-3a	2.88%	-3.27%	$129.29
Long Only Commodity Series-3	-0.20%	-5.85%	$97.80
Long/Short Commodity Series-3	-0.07%	6.14%	$162.66
Managed Futures Index Series-3	-1.05%	-5.36%	$119.94

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of November 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$649,672.62
Unrealized trading gain/(loss)	(563,357.97)
Less: commissions	(3,756.71)
Less: FCM fees	(1,707.11)
Foreign currency gain/(loss)	1,734.12
Interest income	2,558.97

Total Income	85,143.92
EXPENSES
Trading fees	5,932.44
Management fees	2,462.89
Incentive fees	1,467.26

Total Expenses	9,862.59

Net Income (Loss)	$75,281.33

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	21,205.21316	$2,664,919.25	125.67
Current month additions	1,269.56076	165,390.59
Current month redemptions	(443.76300)	(57,124.23)
Net Income (loss) for current month		75,281.33

Net Asset Value, end of current month	22,031.01092	$2,848,466.94	129.29

	Monthly rate of return		2.88%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 3a

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,818.39)
Unrealized trading gain/(loss)	141.29
Less: commissions	—
Less: FCM fees	(508.04)
Foreign currency gain/(loss)	—
Interest income	1,371.28

Total Income	(813.86)
EXPENSES
Management fees	869.84
Incentive fees	—

Total Expenses	869.84

Net Income (Loss)	$(1,683.70)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	8,569.67300	$839,798.94	98.00
Current month additions	183.23210	17,920.53
Current month redemptions	(101.19037)	(9,870.29)
Net Income (loss) for current month		(1,683.70)

Net Asset Value, end of current month	8,651.71473	$846,165.48	97.80

	Monthly rate of return		-0.20%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long Only Commodity Series 3

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(668,132.55)
Unrealized trading gain/(loss)	751,568.77
Less: commissions	(16,962.71)
Less: FCM fees	(15,402.07)
Foreign currency gain/(loss)	1,704.38
Interest income	39,473.67

Total Income	92,249.49
EXPENSES
Management fees	117,997.83
Incentive fees	(4,861.94)

Total Expenses	113,135.89

Net Income (Loss)	$(20,886.40)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	152,894.54375	$24,888,833.16	162.78
Current month additions	6,693.48087	1,090,753.98
Current month redemptions	(1,872.55598)	(304,230.80)
Net Income (loss) for current month		(20,886.40)

Net Asset Value, end of current month	157,715.46864	$25,654,469.94	162.66

	Monthly rate of return		-0.07%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 3

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(2,953.78)
Unrealized trading gain/(loss)	2,303.34
Less: commissions	(52.62)
Less: FCM fees	(162.00)
Foreign currency gain/(loss)	(204.46)
Interest income	493.19

Total Income	(576.33)
EXPENSES
Management fees	447.46
Incentive fees	—

Total Expenses	447.46

Net Income (Loss)	$(1,023.79)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	2,701.73129	$327,492.20	121.22
Current month additions	—	—
Current month redemptions	(1,064.16791)	(130,054.78)
Net Income (loss) for current month		(1,023.79)

Net Asset Value, end of current month	1,637.56338	$196,413.63	119.94

	Monthly rate of return		-1.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Managed Futures Index Series 3